Exhibit 4.13

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

by and among

CONGRESS FINANCIAL CORPORATION (WESTERN)
as Lender

and

MATRIX INTERNATIONAL LOGISTICS, INC.,
GEOLOGISTICS AMERICAS INC.,
AIR FREIGHT CONSOLIDATORS INTERNATIONAL, INC.
and
LEP FAIRS INC.

collectively, as Borrowers
Dated: November 7, 2001

[To come]

i

7.6	Access to Premises
SECTION 8.	REPRESENTATIONS AND WARRANTIES
8.1	Corporate/Company Existence, Power and Authority; Subsidiaries
8.2	Financial Statements; No Material Adverse Change
8.3	Name; State of Organization; Chief Executive Office; Collateral Locations
8.4	Priority of Liens; Title to Properties
8.5	Tax Returns
8.6	Litigation
8.7	Compliance with Other Agreements and Applicable Laws
8.8	Environmental Compliance
8.9	Employee Benefits
8.10	Intellectual Property
8.11	Subsidiaries; Affiliates; Capitalization; Solvency
8.12	Labor Disputes
8.13	Restrictions on Subsidiaries
8.14	Material Contracts
8.15	Accuracy and Completeness of Information
8.16	Survival of Warranties; Cumulative
SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS
9.1	Maintenance of Existence
9.2	New Collateral Locations
9.3	Compliance with Laws, Regulations, Etc
9.4	Payment of Taxes and Claims
9.5	Insurance
9.6	Financial Statements and Other Information
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc
9.8	Encumbrances
9.9	Indebtedness
9.10	Loans, Investments, Etc
9.11	Dividends and Redemptions; Management Fees; Reimbursement
9.12	Transactions with Affiliates

9.13	Compliance with ERISA
9.14	End of Fiscal Years, Fiscal Quarters
9.15	Change in Business
9.16	Limitation of Restrictions Affecting Subsidiaries
9.17	License Agreements
9.18	Financial Consultant
9.19	Minimum Total Excess Availability
9.20	Minimum EBITDA
9.21	Minimum Tangible Net Worth
9.22	Costs and Expenses
9.23	Further Assurances
SECTION 10.	EVENTS OF DEFAULT AND REMEDIES
10.1	Events of Default
10.2	Remedies
SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver
11.2	Waiver of Notices
11.3	Amendments and Waivers
11.4	Waiver of Counterclaims
11.5	Indemnification
SECTION 12.	TERM OF AGREEMENT; MISCELLANEOUS
12.1	Term
12.2	Interpretive Provisions
12.3	Notices
12.4	Partial Invalidity
12.5	Successors
12.6	Entire Agreement
12.7	Publicity
12.8	Confidential Information
12.9	Counterparts, Etc

12.10	Amended and Restated Agreement; Reference to and Effect on Financing Agreements
12.11	Estoppel
12.12	Waiver of Certain Events of Default
SECTION 13.	JOINT AND SEVERAL LIABILITY AND SURETYSHIP WAIVERS
13.1	Independent Obligations; Subrogation
13.2	Authority to Modify Obligations and Security
13.3	Waiver of Defenses
13.4	Exercise of Lender’s Rights
13.5	Additional Waivers
13.6	Additional Indebtedness
13.7	Notices, Demands, Etc
13.8	Revival
13.9	Understanding of Waivers

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated November 7, 2001 is entered into by and among CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation (“Lender”), MATRIX INTERNATIONAL LOGISTICS, INC., a Delaware corporation (“MIL”), GEOLOGISTICS AMERICAS INC., a Delaware corporation (“GLA”), AIR FREIGHT CONSOLIDATORS INTERNATIONAL, INC., a New York corporation (“ACT”), and LEP FAIRS INC., a Georgia corporation (“LEP”, and together with MIL, GLA and ACI, sometimes collectively referred to herein as “Borrowers” and individually, as a “Borrower”).

W I T N E S S E T H:

WHEREAS, Lender, MIL, GLA, Bekins Worldwide Solutions, Inc., a Delaware corporation (“BWS”) and Bekins Van Lines, LLC, a Delaware limited liability company (“BVL”), have previously entered into that certain Loan and Security Agreement dated March 23, 2000, as amended by that certain First Amendment to Loan and Security Agreement dated June 21, 2000, that certain Second Amendment to Loan and Security Agreement dated October 26, 2000, that certain Third Amendment to Loan and Security Agreement dated April 3, 2001, that certain Fourth Amendment to Loan and Security Agreement dated May 4, 2001 and by that certain Fifth Amendment to Loan and Security Agreement dated June 28, 2001 (as amended, the “Original Loan Agreement”), pursuant to which Lender has provided certain loans and other financial accommodations to MIL, GLA, BWS and BVL; and

WHEREAS, pursuant to a separate “Amended and Restated Loan and Security Agreement”, to be entered into concurrently herewith, by and among Lender, BWS and BVL such parties shall amend and restate the agreements contained in the Original Loan Agreement as amongst themselves (the “BVL/BWS Loan Agreement”); and

WHEREAS, ACI and LEP have requested that Lender enter into certain financing arrangements with such entities pursuant to which Lender may make loans and provide other financial accommodations to such entities; and

WHEREAS, ACI and LEP are wholly-owned subsidiaries of GLA, GLA and MIL are wholly-owned subsidiaries of GeoLogistics Corporation, a Delaware corporation (“GLC”) and ACI, LEP, MIL and GLA, are inter-related entities which, collectively constitute an integrated and interdependent provider of logistics and transportation services; and

WHEREAS, the directors of Borrowers view the entities as sufficiently dependent upon each other and so inter-related that any advance made by Lender hereunder to any of the Borrowers would benefit all of the Borrowers as a result of their consolidated operations and identity of interests; and

WHEREAS, Borrowers have each requested that Lender treat them as co-borrowers hereunder, jointly and severally responsible for the obligations hereunder of each other Borrower; and

WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein; and

WHEREAS, Lender, MIL and GLA also wish to further amend and restate, as among themselves, the Original Loan Agreement under the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

1.1                                 “Accounts” shall mean all present and future rights of any Borrower to payment of a monetary obligation, whether or not earned by performance, which are not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred or (d) arising out of the use of a credit, charge or debit card along with all information contained on or for use with such card.

1.2                                 “ACI” shall have the meaning set forth in the introduction hereto.

1.3                                 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.4                                 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of Voting Stock or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests and (c) any director or executive officer of such Person; provided that in no event shall any Affiliate of any Permitted Holder (other than GLC and any of its Subsidiaries) be considered an Affiliate of any Borrower or of GLC or any of its Subsidiaries. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.5                                 “Agent/Contractor Receivables” shall mean any and all Accounts of any Borrower which are to be or have been collected from the customer on behalf of such Borrower by a Representative Agent or Contractor and have not yet been remitted to any Borrower, and any and all advances made to Representative Agents or Contractors for the purpose of financing expenses incurred by such Representative Agents or Contractors in connection with the provision of services to customers of any Borrower.

1.6                                   “Availability Reserves” shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise, in its good faith and commercially reasonable discretion, reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to a Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by Lender in good faith, do or are reasonably likely to affect either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender’s reasonable good faith belief that any collateral report or financial information furnished by or on behalf of such Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect any state of facts which Lender reasonably determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. Without limiting the generality of the foregoing, an Availability Reserve shall be established by Lender from time to time in such amounts as Lender may reasonably determine to reflect (a) that Dilution as of any date with respect to the Accounts of all Borrowers for the immediately preceding twelve (12) month period or for the immediately preceding three (3) month period (whichever percentage is higher) exceeds five percent (5%), (b) any variances in the agings of accounts receivable provided to Lender pursuant to Section 7.1 hereof, (c) any unapplied cash which has not yet been applied to the Accounts, and (d) any pass through receivables or collections for shipping charges and cost of goods owed to any Borrower by the receiving party of such goods and owed by such Borrower to the shipping party of such goods.

1.7                                 “BC” shall mean The Bekins Company, a Delaware corporation.

1.8                                 “Blocked Account” shall have the meaning set forth in Section 6.3 hereof.

1.9                                 “Burdale” shall mean Burdale Financial Limited, a limited company registered in England and Wales.

1.10                           “Business Day” shall mean any day other than a Saturday, a Sunday, or any other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of California or the State of North Carolina, or any day on which the Reference Bank and Lender are not open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.11                           “BVL” shall have the meaning set forth in the recitals hereto.

1.12                           “BVL/BWS Loan Agreement” shall have the meaning set forth in the recitals hereto.

1.13                           “BWS” shall have the meaning set forth in the recitals hereto.

1.14                           “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America of any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-l by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-l by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit to the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.15                           “Change of Control” shall mean (a) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the voting power of the total outstanding Voting Stock of GLC or (b) the failure of GLC to own less than one hundred percent (100%) of the voting power of the total outstanding Voting Stock of any Borrower (other than as a result of a disposition of MIL in accordance with Section 9.7 hereof).

1.16                           “Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.17                           “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.18                           “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.19                           “Collateral” shall have the meaning set forth in Section 5 hereof.

1.20                           “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Lender, from any lessor of premises to any Borrower, or any other Person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral is located, pursuant to which such lessor, consignee or other Person, inter alia, acknowledges the first priority security interest of Lender in such Collateral, agrees to waive any and all claims such lessor, consignee or other Person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Lender access to, and the right to remain on, the premises of such lessor, consignee or other Person so as to exercise Lender’s rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other Person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Lender and agrees to follow all instructions of Lender with respect thereto.

1.21                           “Contractor” shall mean any owner/operator engaged in the transportation of household goods or other general commodities as an independent contractor who has entered into a contract (other than a Representative Agency Agreement) with a Borrower for the purpose of providing moving and related services to customers of such Borrower.

1.22                           “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.23                           “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Lender, by and among Lender, each Borrower and any bank at which any deposit account of such Borrower is at any time maintained which provides that such bank will comply with instructions originated by Lender directing disposition of the funds in the deposit account without further consent by such Borrower and such other terms and conditions as Lender may require, including as to any such agreement with respect to any Blocked Account, providing that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Lender Payment Account all funds received or deposited into the Blocked Accounts.

1.24                             “Dilution” shall mean, with respect to all Borrowers for any period, the ratio (expressed as a percentage) of (a) the aggregate amount of reductions in the Accounts of all

Borrowers for such period other than as a result of payments in cash to (b) the aggregate amount of total sales of all Borrowers for such period.

1.25                           “Dollar” and “$” means dollars in the lawful currency of the United States.

1.26                           “EBITDA” shall mean, as to any Person (on an unconsolidated basis for each component hereof), with respect to any period, an amount equal to: (a) the Net Income of such Person for such period determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest, write down of goodwill and deferred compensation) of such Person for such period (to the extent deducted in the computation of Net Income), all in accordance with GAAP, plus (c) Interest Expense of such Person for such period (to the extent deducted in the computation of Net Income), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Net Income), plus (e) all extraordinary losses and unusual losses related to the restructuring of the business of such Person and costs associated with the refinancing transaction contemplated by this Agreement, plus (f) minority interest.

1.27                           “Eligible Accounts” shall mean, with respect to any Borrower, Accounts created by such Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a)                                  such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(b)                                 such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(c)                                  the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Lender’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender to perfect the security interests of Lender in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Lender may request to enable Lender as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender’s agent and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Lender or naming Lender as transferee beneficiary thereunder, as Lender may specify, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

(d)                                 such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods or services related thereto and pay such invoice;

(e)                                  the account debtor with respect to such Accounts has not asserted a counterclaim, cargo claim, defense or dispute and does not have, and has not engaged in transactions which may reasonably be expected to give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(f)                                    there are no facts, events or occurrences which would impair the validity or enforceability of or otherwise the legal right to collect such Accounts or would give the account debtor of such Accounts the legal right to reduce the amount payable or delay payment thereunder;

(g)                                 such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(h)                                 neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with any Borrower directly or indirectly by virtue of ownership, control, management or otherwise;

(i)                                     the account debtors with respect to such Accounts are not any foreign government;

(j)                                     the account debtors with respect to such Accounts are not the United States of America, a State, political subdivision, department, agency or instrumentality thereof unless either (i) no more than the amount specified by the Borrowers as of the most recently preceding month end (provided that such amount, together with the amount then specified by BVL and BWS pursuant to Section 1.24(j) of the BVL/BWS Loan Agreement shall not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000)) of the aggregate amount of Loans available to be advanced against such Accounts are outstanding or (ii) the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

(k)                                  such Accounts of a single account debtor do not constitute more than ten percent (10%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(1)                                  such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

(m)                               such Accounts are owed by an account debtor whose total Indebtedness to such Borrower does not exceed the credit limit with respect to such account debtor as determined by Lender from time to time and communicated in writing to the Borrowers prior to the date of determination of Eligible Accounts (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

(n)                                 such Accounts do not consist of Agent/Contractor Receivables;

(o)                                 such Accounts do not arise from the rendition of services by a Person other than such Borrower or on behalf of such Borrower;

(p)                                 the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; and

(q)                                 such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.28                           “Eligible Billed Accounts” shall mean, with respect to any Borrower, Eligible Accounts which arise from the actual and bona fide rendition of services by such Borrower in the ordinary course of its business which services are completed in accordance with the terms and provisions contained in any documents related thereto and for which invoices have been generated by Borrower and billed to the account debtor thereof; provided that, no such Eligible Account shall be deemed an Eligible Billed Account if such Account remains unpaid more than ninety (90) days after the date of the original invoice for it. Any Accounts which are not Eligible Billed Accounts shall nevertheless be part of the Collateral.

1.29                           “Eligible Unbilled Accounts” shall mean, with respect to any Borrower, Eligible Accounts which arise from the actual and bona fide rendition of services by such Borrower in the ordinary course of its business which services are completed in accordance with the terms and provisions contained in any documents related thereto and for which invoices have not yet been generated by such Borrower and billed to the account debtor thereof; provided that, no such Eligible Account shall be deemed an Eligible Unbilled Account if such Account remains unbilled more than thirty (30) days after the completion of the services giving rise thereto. Any Accounts which are not Eligible Unbilled Accounts shall nevertheless be part of the Collateral.

1.30                           “Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to a Borrower’s business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

1.31                           “Equipment” shall mean all of any Borrower’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.32                           “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.33                           “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower or any of its affiliates under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.34                           “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401 (a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which any Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of One Million Dollars ($1,000,000).

1.35                           “Eurodollar Rate” shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected collectively by Borrowers and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected collectively by Borrowers.

1.36                           “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.37                           “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.38                           “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.39                           “Facility Limit” shall have the meaning given in the UK Loan Agreement.

1.40                           “Financing Agreements” shall mean, collectively, this Agreement and all notes, guaranties, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.41                           “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied.

1.42                           “GIFL” shall mean GeoLogistics International Finance Ltd., a limited company organized under the laws of Ireland.

1.43                           “GLA” shall have the meaning set forth in the introduction hereto.

1.44                           “GLC” shall have the meaning set forth in the recitals hereto.

1.45                           “Global Facility” shall mean the sum of the Maximum Credit plus the U.S. Dollar equivalent of the Facility Limit.

1.46                           “GL UK” shall mean GeoLogistics Limited, a limited company registered in England and Wales.

1.47                           “Goods” shall have the meaning set forth in Section 5.1(c) hereof.

1.48                           “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.49                           “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

1.50                           “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services; (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guaranty royalty payments.

1.51                           “Information Certificate” shall mean, with respect to any Borrower, the Information Certificate of such Borrower constituting a part of Exhibit A hereto containing material information with respect to such Borrower, its business and assets provided by or on behalf of such Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.52                           “Intellectual Property” shall mean all of any Borrower’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

1.53                           “Interest Expense” shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, but excluding (a) amortization of discount and amortization of deferred financing fees and closing costs paid in cash in connection with the transactions contemplated hereby, (i) interest paid in property other than cash and (b) any other interest expense not payable in cash.

1.54                           “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as Borrowers may collectively elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrowers may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.55                           “Interest Rate” shall mean, as to Prime Rate Loans a rate of one half percent (0.50%) per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of three percent (3.00%) per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period collectively selected by the Borrowers and commencing three (3) Business Days after the date of receipt by Lender of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to any Borrower); provided, however, that notwithstanding anything to the contrary contained herein, the Interest Rate shall be two percent (2.0%) above the rate that would otherwise prevail pursuant to this Section 1.55, at Lender’s option, without notice, (a) either (i) for the period from and after the date of termination or non-renewal hereof until such time as Lender has received final payment and satisfaction in full of all Obligations (notwithstanding entry of a judgment against any Borrower), or (ii) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing, and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to a Borrower under Section 2 (whether or not such excess(es) arise or are made with or without Lender’s knowledge and whether made before or after an Event of Default).

1.56                           “Inventory” shall mean all of any Borrower’s now owned and hereafter existing or acquired goods, whenever located, which (a) are leased by such Borrower as lessor, (b) are held by such Borrower for sale or lease or to be furnished under a contract of service, (c) are furnished by such Borrower under a contract of service or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.57                           “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Lender, by and among Lender, each Borrower and any securities intermediary, commodity intermediary or other Person who has custody, control or possession of any investment property of such Borrower acknowledging that such securities intermediary, commodity intermediary or other Person has custody, control or possession of such investment property on behalf of Lender, that it will comply with entitlement orders originated by Lender with respect to such investment property, or other instructions of Lender, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Lender, in each case, without the further consent of such Borrower and including such other terms and conditions as Lender may require.

1.58                           “L/C Sublimit” shall mean, with reference to the Letter of Credit Accommodations, the amount of Twelve Million Dollars ($12,000,000), less the then outstanding amount of UK Letter of Credit Accommodations and all other commitments and obligations made or incurred by Burdale in connection therewith.

1.59                           “Lender Payment Account” shall mean account no. 322-020-530 of Lender at Chase Manhattan Bank or such other account of Lender as Lender may from time to time designate to Borrowers as the Lender Payment Account for purposes of this Agreement.

1.60                           “LEP” shall have the meaning set forth in the introduction hereto.

1.61                           “Letter of Credit Accommodations” shall mean the letters of credit or other guaranties which are from time to time either (a) issued, opened or provided by Lender for the account of any Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower of its obligations to such issuer.

1.62                           “License Agreements” shall have the meaning set forth in Section 8.10 hereof.

1.63                           “Loans” shall mean the Revolving Loans.

1.64                           “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower involving monetary liability of or to any Person in an amount in excess of One Million Dollars ($1,000,000) in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations or prospects of such Borrower or the validity or enforceability of this Agreement, any of the other Financing Agreements, or any of the rights and remedies of Lender hereunder or thereunder.

1.65                           “Maximum Credit” shall mean, with reference to the Revolving Loans and the Letter of Credit Accommodations, the amount of Thirty Million Dollars ($30,000,000) or such other amount as shall then be in effect after giving effect to any increases of or decreases to such amount elected by Borrowers pursuant to Section 2.1(c) hereof.

1.66                           “MIL” shall have the meaning set forth in the introduction hereto.

1.67                           “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

1.68                           “Net Amount of Eligible Billed Accounts” shall mean, with respect to any Borrower, the gross amount of Eligible Billed Accounts of such Borrower less (a) unpaid sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.69                           “Net Amount of Eligible Unbilled Accounts” shall mean, with respect to any Borrower, the gross amount of Eligible Unbilled Accounts of such Borrower less (a) unpaid sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, occurring, granted, outstanding, available or claimed with respect thereto.

1.70                           “Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or one-time gains or losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP, provided, that the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related Provision for Taxes for such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.

1.71                           “Obligations” shall mean any and all Revolving Loans, the Letter of Credit Accommodations and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by any Borrower to Lender and/or its Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this

Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

1.72                           “Obligor” shall mean GLC or any other guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than a Borrower.

1.73                           “Overdue Trade Payables” shall mean, with respect to any Person, all invoiced trade payables owed by such Person to any other Person (other than an Affiliate of such obligated Person) which, as of October 31, 2001, are sixty (60) days or more past due and are not being disputed in good faith by appropriate proceedings.

1.74                           “Participant” shall mean any person which at any time participates with Lender in respect of the Loans, the Letter of Credit Accommodations or other Obligations or any portion thereof.

1.75                           “Permitted Holders” shall mean the persons listed on Schedule 1.75 hereto and their respective successors and assigns.

1.76                           “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.77                           “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.78                           “Prime Rate” shall mean the rate from time to time publicly announced by the Reference Bank, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.79                           “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.80                           “Provision for Taxes” shall mean, with respect to any Person, for any period, an amount equal to all taxes imposed on or measured by net income, whether Federal, State or local, and whether foreign or domestic, that are paid or payable by such Person and its Subsidiaries in respect of such period on a consolidated basis in accordance with GAAP.

1.81                           “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; and (c) all payment intangibles of such Borrower and other chattel paper, instruments, notes, and other forms of obligations owing to such Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by such Borrower or to or for the benefit of any third person (including loans or advances to any Subsidiaries of such Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of such Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to such Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which such Borrower is a beneficiary). Without limiting Lender’s rights or remedies with respect to all or any accounts and payment intangibles owing to any Borrower by any of its Affiliates (which each Borrower agrees constitute Collateral under Section 5.1 hereof), whether available under this Agreement or applicable law, the term Receivables shall not include any of the foregoing which are payable by any of GLC or any Subsidiary of GLC (other than a Borrower or a Subsidiary of a Borrower).

1.82                           “Records” shall mean all of any Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

1.83                           “Reference Bank” shall mean Wachovia Bank, N.A., or its successor.

1.84                           “Renewal Date” shall have the meaning set forth in Section 12. l(a) hereof.

1.85                           “Representative Agency Agreement” shall mean any of the agreements, substantially in the form provided to Lender by Borrowers, pursuant to which a Person agrees to act as an agent of a Borrower for the purpose of providing interstate or intrastate moving and related services within the United States to customers of such Borrower.

1.86                           “Representative Agent” shall mean any freight forwarder, moving and storage company, warehouseman or other Person who has entered into a Representative Agency Agreement with a Borrower.

1.87                           “Revolving Loans” shall mean the loans now or hereafter made by Lender to or for the benefit of any Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.88                           “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guaranties given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guaranty the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.89                           “Special Block Amount” shall mean as of any date of determination (a) Thirteen Million Dollars ($13,000,000) until the first report under clause (b) hereof has been received by Lender, (b) the unpaid amount of the Overdue Trade Payables as of that date of determination (other than those being disputed in good faith by appropriate proceedings) of all Borrowers shown on the then most recent report Borrowers delivered to Lender (which report shall be reasonably satisfactory to Lender) and (c) after the date on which the Borrowers have delivered to Lender a report (which report shall be reasonably satisfactory to Lender) showing that the Borrowers have paid or otherwise discharged at least ninety-five percent (95%) of the Overdue Trade Payables (other than those being disputed in good faith by appropriate proceedings), zero. An Overdue Trade Payable in respect of which a check has been written shall for purposes of the above reports remain unpaid and past due until that check has cleared and the above reports shall be prepared accordingly.

1.90                           “Subsidiary” shall mean, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other business entity of which more than fifty percent (50%) of the voting stock or other voting equity interests (in the case of a business entity other than a corporation) is owned or controlled directly or indirectly by such Person, or one or more Subsidiaries of such Person, or a combination thereof.

1.91                           “Tangible Net Worth” shall mean as to any Person (on an unconsolidated basis), at any time, in accordance with GAAP (except as otherwise specifically set forth below), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person, calculating the book value of inventory for this purpose on a first-in-first-out basis, after excluding from such assets all goodwill, capitalized financing costs and other assets deemed intangible under GAAP, and after deducting from such book values all appropriate reserves in accordance with GAAP (including any reserves for doubtful receivables, obsolescence, depreciation or amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person (including tax and other proper accruals), plus (b) indebtedness of such Person which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender. For purposes of this definition, indebtedness and liabilities shall not include preferred stock, whether or not redeemable.

1.92                           “Total Excess Availability” shall mean, as of any date, the US Excess Availability as of such date, plus “UK Excess Availability” as of such date of GL UK as defined and determined under the UK Loan Agreement.

1.93                           “UCC” shall mean the Uniform Commercial Code as in effect in the State of California, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of California on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine.

1.94                           “UK Amendment” shall have the meaning set forth in Section 4.1(a)(vii).

1.95                           “UK Facility” shall mean the credit facility in the maximum amount of the British pounds sterling equivalent to Twenty-Five Million Dollars ($25,000,000) (or such other amount as shall then be in effect after giving effect to any increases of or decreases to such amount elected by GL UK pursuant to the terms of the UK Loan Agreement) provided by Burdale Financial Limited to GL UK pursuant to the UK Loan Agreement.

1.96                           “UK Letter of Credit Accommodations” shall mean the letters of credit or other guaranties which are from time to time either (a) issued, opened or provided by Burdale for the account of GL UK or any other obligor under the UK Loan Agreement or (b) with respect to which Burdale has agreed to indemnify the issuer or guaranteed to the issuer the performance by GL UK of its obligations to such issuer.

1.97                           “UK Loan Agreement” shall mean that certain Facility Agreement dated as of March 31, 2000, between Burdale Financial Limited and GL UK, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.98                           “US Excess Availability” shall mean the amount, as determined by Lender, calculated at any time, equal to:

(a)                                  the lesser of (i) the aggregate amount of the Revolving Loans available to Borrowers as of such time (based on the applicable advance rates set forth in Sections 2.1(a)(i) and 2.1(a)(ii) hereof and the limits set forth in Section 2.1(b) hereof, and calculated, for the avoidance of doubt, after giving effect to the sublimits and Availability Reserves from time to time established by Lender hereunder) and (ii) the Maximum Credit, minus

(b)                                 the amount of all then outstanding and unpaid Obligations.

1.99                           “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

SECTION 2.  CREDIT FACILITIES.

2.1                                 Revolving Loans.

(a)                                  Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrowers from time to time in amounts requested by Borrowers up to the amount equal to the sum of:

(i)                                     eighty-five percent (85%) of the aggregate Net Amount of Eligible Billed Accounts of all Borrowers, plus

(ii)                                  sixty-five percent (65%) of the aggregate Net Amount of Eligible Unbilled Accounts of all Borrowers, minus

(iii)                               the then aggregate undrawn amounts of outstanding Letter of Credit Accommodations as provided for in Section 2.2(c) hereof; minus

(iv)                              any Availability Reserves.

(b)                                 Except in Lender’s discretion:

(i)                                     the aggregate amount of the Loans, the Letter of Credit Accommodations and other Obligations outstanding at any time shall not exceed the least of (A the Maximum Credit, or (B) the aggregate amount available under the lending formulas set forth in Section 2.1(a) hereof or (C) the aggregate amount collected in the Lender Payment Account (with respect to Borrowers only) as payments from account debtors on the Accounts during the trailing six (6) week period ended on the last day of such calendar week; provided that, such six (6) week period may be increased by Lender in its reasonable discretion based on financial information provided by Borrowers to Lender from time to time, or

(ii)                                  the aggregate amount of the Loans outstanding advanced against the Eligible Unbilled Accounts of all Borrowers shall not at any time exceed Five Million Dollars ($5,000,000), or

(iii)                               subject to clause (i) of this Section 2.1(b), the aggregate amount of the Loans, the Letter of Credit Accommodations and other Obligations outstanding at any time for the account of any one Borrower shall not exceed five percent (5%) in excess of the amount that would be available to such Borrower if the lending formulas set forth in Section 2.1(a) hereof were applied separately to each Borrower.

(iv)                              In the event that the outstanding amount of any component of the Loans and Letter of Credit Accommodations, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations and other Obligations, exceeds the amounts available under the lending formulas set forth in Sections 2.1(a) and 2.1(b) hereof in the aggregate or for an individual Borrower as set forth in this Section 2.l(b), the sublimit for Eligible Unbilled Accounts set forth in this Section 2.1(b), the L/C Sublimit or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded (other than such excess(es) which have been permitted by Lender in writing in its discretion).

(c)                                  Within forty-five (45) days after the end of each calendar quarter, Borrowers may collectively elect to increase or decrease the Maximum Credit by no more than $5,000,000 (which reduction or increase shall take effect no less than five (5) Business Days from Lender’s receipt of written notice of Borrowers’ election) so long as: (i) no Default or Event of Default exists, has occurred and is continuing or would occur as a result of such increase or decrease, (ii) GL UK elects, in accordance with the terms of the UK Loan Agreement, to concurrently (A) reduce the amount of the Facility Limit by the British pounds sterling equivalent of such increase or (B) increase the Facility Limit by the British pounds sterling equivalent of such reduction, (iii) any such reduction or increase does not have the effect of (A) increasing the amount of the Global Facility to an amount in excess of Fifty-Five Million Dollars ($55,000,000), (B) increasing the Maximum Credit to an amount in excess of Forty Million Dollars ($40,000,000) or (C) decreasing the Maximum Credit to an amount that is less than Twenty Million Dollars ($20,000,000), and (iv) Lender shall have received an accommodation fee in the amount of Twenty-Five Thousand Dollars ($25,000). No reduction of the Maximum Credit elected pursuant to this Section 2.1(c) shall be subject to the fees provided for in Section 12.1(c) hereof.

2.2                                 Letter of Credit Accommodations.

(a)                                  Subject to and upon the terms and conditions contained herein, at the request of any Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties for any drawings or payments under the Letter of Credit Accommodations shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2.

(b)                                 In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Lender a letter of credit fee at a rate equal to one and one-half percent (1.50%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month; provided, however, that such letter of credit fee shall be increased, at Lender’s option without notice, to three and one-half percent (3.50%) per annum for the period on or after the date of termination or non-renewal of this Agreement, or for the period from and after the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

(c)                                  No Letter of Credit Accommodations shall be available to a Borrower unless, on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to such Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than an amount equal to one hundred percent

(100%) of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, the amount of Revolving Loans which might otherwise be available to Borrower shall be reduced by the applicable amount set forth in this Section 2.2(c).

(d)                                 Except in Lender’s discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed the L/C Sublimit. At any time an Event of Default exists or has occurred and is continuing, upon Lender’s request, each Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to such Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

(e)                                  Each Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower, by any issuer or correspondent or otherwise, unless caused by the gross negligence or willful misconduct of Lender (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction), with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(f)                                    Each Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower as the account party therein and to deliver to Lender all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Lender’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications herefore. Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guaranty or indemnification in writing with respect to such Letter of Credit Accommodation. Each Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of such Borrower. Lender shall have the sole and exclusive right and authority to, and no Borrower shall: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in a Borrower’s name.

SECTION 3.  INTEREST AND FEES.

3.1                                 Interest.

(a)                                  Each Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

(b)                                 Borrowers may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrowers shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrowers, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) each Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than Three Million Five Hundred Thousand Dollars ($3,500,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrowers shall not exceed the amount equal to ninety (90%) percent of the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Lender (but with no obligation of Lender to make such Loans except in accordance with the terms of this Agreement) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers. Any request by any Borrower, if complied with by Lender, to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

(c)                                  Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received a request which complies with the terms and provisions of this Agreement to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender’s option, upon notice by Lender to Borrowers, convert to Prime Rate Loans in the event that (i) a Default or Event of Default shall exist and remain unwaived by Lender for a period of ten (10) Business Days, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the Revolving Loans then available to Borrowers under Section 2 hereof. Each Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d)                                 Interest shall be payable by each Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by any Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2                                 Amendment Fee. Borrowers shall pay to Lender as an amendment fee for the transactions contemplated hereunder the amount of One Hundred Fifty Thousand Dollars ($150,000), which fee shall be fully earned as of and payable on the date hereof.

3.3                                 Loan Servicing Fee. Borrowers shall pay to Lender a monthly loan servicing fee in an aggregate amount equal to Five Thousand Dollars ($5,000), plus out-of-pocket costs and expenses, in respect of Lender’s services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

3.4                                 Unused Line Fee. Borrowers shall pay to Lender monthly an unused line fee equal to a rate equal to three-eighths of one percent (.375%) per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations for all Borrowers and the during the immediately preceding month while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears. Such unused line fee shall be allocated among Borrowers as determined by Lender and payable by Borrowers in accordance with such allocation.

3.5                                 Compensation Adjustment.

(a)                                  If after the date of this Agreement the introduction of, or any change in, any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance by Lender or any Participant therewith:

(i)                                     subjects Lender to any tax, duty, charge or withholding on or from payments due from any Borrower (excluding franchise taxes imposed upon, and taxation of the overall net income of, Lender or any Participant), or changes the basis of taxation of payments, in either case in respect of amounts due it hereunder, or

(ii)                                  imposes or increases or deems applicable any reserve requirement or other reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender or any Participant (other than any reserves included in the determination of the Eurodollar Rate), or

(iii)                               imposes any other condition the result of which is to increase the cost to Lender or any Participant of making, funding or maintaining the Loans or Letter of Credit Accommodations or reduces any amount receivable by Lender or any Participant in connection with the Loans or Letter of Credit Accommodations, or requires Lender or any Participant to make payment calculated by references to the amount of loans held or interest received by it, by an amount deemed material by Lender or any Participant, or

(iv)                              imposes or increases any capital requirement or affects the amount of capital required or expected to be maintained by Lender or any Participant or any corporation controlling Lender or any Participant, and Lender or any Participant determines that such imposition or increase in capital requirements or increase in the amount of capital expected to be maintained is based upon the existence of this Agreement or the Loans or Letter of Credit Accommodations hereunder, all of which may be determined by Lender’s reasonable allocation of the aggregate of its impositions or increases in capital required or expected to be maintained, and the result of any of the foregoing is to increase the cost to Lender or any Participant of making, renewing or maintaining the Loans or Letter of Credit Accommodations, or to reduce the rate of return to Lender or any Participant on the Loans or Letter of Credit Accommodations, then upon demand by Lender, Borrowers shall pay to Lender, and continue to make periodic payments to Lender or any Participant, such additional amounts as may be necessary to compensate Lender or any Participant for any such additional cost incurred or reduced rate of return realized.

(b)                                 A certificate of Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid and the compensation and the method by which such amounts were determined. Each demand for compensation under this Section 3.5 shall be given within ninety (90) days of Lender’s first learning of the basis for such compensation and its ability to calculate the amount of such compensation. In determining any additional amounts due from any Borrower under this Section 3.5, Lender shall act reasonably and in good faith and will, to the extent that the increased costs, reductions, or amounts received or receivable relate to the Lender’s or a Participant’s loans or commitments generally and are not specifically attributable to the Loans and commitments hereunder, use averaging and attribution methods which are reasonable and equitable and which cover all loans and commitments under this Agreement by the Lender or such Participant, as the case may be, whether or not the loan documentation for such other loans and commitments permits the Lender or such Participant to receive compensation costs of the type described in this Section 3.5.

3.6                                 Changes in Laws and Increased Costs of Loans.

(a)                                  Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrowers, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Such conversion shall occur at the end of the applicable Interest Period for each such Eurodollar Rate Loan or, if it is unlawful for Lender to maintain any such Loan until such date, on the latest date on which it remains lawful for Lender to maintain such Loan. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of any Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of any such conversion, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof as a result of any payment of principal of any Eurodollar Rate Loan made other than on the last day of the Interest Period for that Loan. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrowers and shall be conclusive, absent manifest error.

(b)                                 If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of any Borrower) any amounts required to compensate Lender, the

Reference Bank or any participant with Lender for any additional loss, cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

3.7                                 Duplication. All amounts determined under any provision of Section 3.5 or 3.6 shall be without duplication with any amounts determined under any other provision of those sections.

SECTION 4.  CONDITIONS PRECEDENT, ETC.

4.1                                 Conditions Precedent to Effectiveness and to Loans and the Letter of Credit Accommodations.

(a)                                  Each of the following is a condition precedent to the effectiveness of the amendments to and restatements of the Original Agreement contained in this Agreement:

(i)                                     no material adverse change shall have occurred in the assets, business or prospects of any Borrower, GLC or GL UK since the date of Lender’s or Burdale’s, as the case may be, latest field examination and no change or event shall have occurred which would (i) impair the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral pledged hereunder by any Borrower or by any Obligor under any Financing Agreement or (ii) impair the ability of GL UK or any “Obligor” to perform its obligations under the UK Loan Agreement or under any “Financing Document” to which it is a party or of Burdale to enforce the “Obligations” or realize upon the “Collateral” pledged by any “Obligor” under any “Financing Document” (each as defined in the UK Loan Agreement);

(ii)                                  Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to each of GLA, MIL and GLC with respect to the transactions contemplated hereby and such other matters as Lender may request;

(iii)                               Lender shall have received evidence, in form and substance satisfactory to Lender, of the receipt by GLC of no less than Sixty-Five Million Dollars ($65,000,000) from the sale of stock of GLC to funds managed by Questor Management Company, LLC;

(iv)                              as determined by Lender as of the date hereof, US Excess Availability shall be not less than Twenty Million Dollars ($20,000,000) after giving pro forma effect to the application of the funds referred to in clause (iii) above to the repayment of loans of the Borrowers;

(v)                                 as determined by Burdale as of the date hereof, “UK Excess Availability” (as defined in the UK Loan Agreement) shall be not less than Three Million Dollars ($3,000,000) after giving pro forma effect to the application of the funds referred to in clause (iii) above to the repayment of loans of GL UK;

(vi)                              Lender shall have received, in form and substance satisfactory to Lender, duly executed amendments and restatements of (A) that certain Guarantee and Security Agreement, dated March 23, 2000, executed by GLC in favor of Lender and (B) that certain Stock Pledge Agreement, dated March 23, 2000, executed by GLC in favor of Lender;

(vii)                           the credit facility provided to GeoLogistics Co., an unlimited liability company organized under the laws of Nova Scotia, Canada (“GL Canada”) shall have been repaid in full and the commitment of Congress Financial Corporation (Canada), a corporation organized under the laws of Ontario, Canada (“Congress (Canada)”) to continue to provide financing to GL Canada under the terms of that certain Loan Agreement dated March 23, 2000, as amended, between Congress (Canada) and GL Canada, shall have been terminated.

(viii)                        Lender shall have received, in form and substance satisfactory to Lender, evidence of the execution and delivery by the parties thereto of an amendment to the documents governing or otherwise related to the UK Facility (collectively, the “UK Amendment”);

(ix)                                Lender shall have received, in form and substance satisfactory to Lender, the BVL/BWS Loan Agreement duly executed by BVL and BWS and all conditions to the effectiveness of such agreement, as set forth therein, shall have been satisfied;

(x)                                   Lender shall have received, in form and substance satisfactory to Lender, an amendment and restatement, as between the Borrowers, Harris Bank and Lender, of that certain Blocked Account Agreement, dated March 23, 2000, executed by GLA, MIL, BVL, BWS and Harris Bank for the benefit of Lender; and

(xi)                                Lender shall have received, in form and substance satisfactory to Lender, such other agreements, instruments and documents, each duly executed and delivered by the parties thereto, as Lender may require.

(b)                                 In addition to the foregoing, each of the following is a condition precedent to the obligation of Lender to make the initial Loans or provide the initial Letter of Credit Accommodations based on the inclusion of the Accounts of ACI or LEP in the calculations set forth in Section 2.1 hereof:

(i)                                     Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination of any interest in and to any assets and properties of ACI or LEP, duly authorized, executed and delivered by it or each of them, including, but not limited to, UCC termination statements for all UCC financing statements and Lender shall have satisfied itself that it has valid, perfected and first priority security interests in and liens upon that portion of the Collateral pledged by ACI or LEP hereunder and any other property of ACI or LEP which is intended as security for the Obligations or the liability of any Obligor in respect thereto, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

(ii)                                  all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements to which ACI or LEP are parties shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

(iii)                               with respect to ACI and LEP, Lender shall have completed a field review of their Records and of such other financial information, projections, budgets, business plans, cash flows as Lender shall reasonably request from time to time, including, but not limited to, current agings of receivables, rollforwards of Accounts through the date of closing, the results of which shall be satisfactory to Lender; and

(iv)                              Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to ACI with respect to the transactions contemplated hereby and such other matters as Lender may request.

4.2                                 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to any Borrower:

(a)                                  all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b)                                 no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit, restrain or otherwise affect (i) the making of the Loans or providing the Letter of Credit Accommodations, or (ii) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements; and

(c)                                  no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

4.3                                 Condition Precedent to Increase Loans Against LEP Accounts. As an additional condition precedent to Lender initially providing Loans or Letter of Credit Accommodations to the Borrowers based upon a calculation under Section 2 hereof in which the amount sought to be borrowed against the Accounts of LEP exceeds One Million Dollars ($1,000,000), Lender shall have received, in form and substance satisfactory to Lender, an opinion letter of counsel to LEP with respect to the transactions contemplated hereby and such other matters as Lender may request.

SECTION 5.  GRANT AND PERFECTION OF SECURITY INTEREST.

5.1                                 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, all personal property and interests in property of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender, the “Collateral”), including:

(a)                                  all Accounts;

(b)                                 all general intangibles, including, without limitation, all Intellectual Property and all accounts and payment intangibles owed to such Borrower by any of its Affiliates;

(c)                                  all Inventory and Equipment (collectively, “Goods”);

(d)                                 all chattel paper (including all tangible and electronic chattel paper);

(e)                                  all instruments (including all promissory notes);

(f)                                    all documents;

(g)                                 all deposit accounts;

(h)                                 all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(i)                                     all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including, (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j)                                     all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of such Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(k)                                  to the extent not otherwise described above, all Receivables;

(1)                                  all Records; and

(m)                               all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the Collateral.

5.2                                 Perfection of Security Interests.

(a)                                  Each Borrower irrevocably and unconditionally authorizes Lender (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Lender or its designee as the secured party and such Borrower as debtor, as Lender may require, and including any other information with respect to such Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Lender may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower hereby ratifies and approves all financing statements naming Lender or its designee as secured party and such Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Lender prior to the date hereof and ratifies and confirms the authorization of Lender to file such financing statements (and amendments, if any). Each Borrower hereby authorizes Lender to adopt on behalf of such Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Lender or its designee as the secured party and any Borrower as debtor includes assets and properties of such Borrower that do not at any time constitute Collateral, whether hereunder, under any of the Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Lender or its designee as secured party and any Borrower as debtor.

(b)                                 No Borrower has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in Schedule 5.2(b) hereto. In the event that any Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, other than of the type described in Schedule 5.2(b) hereto, such Borrower shall promptly notify Lender thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower (including by any agent or representative), such Borrower shall deliver, or cause to be delivered to Lender, all such tangible chattel paper and instruments that such Borrower may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify, in each case except as Lender may otherwise agree. At Lender’s option, each Borrower shall, or Lender may at any time on behalf of any Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Lender with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper] [instrument] is subject to the security interest of Congress Financial Corporation (Western) and any sale, transfer, assignment or encumbrance of this [chattel paper] [instrument] violates the rights of such secured party.”

(c)                                  In the event that any Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower shall promptly notify Lender thereof in writing. Promptly upon Lender’s request, each Borrower shall take, or cause to be taken, such actions as Lender may reasonably request to give Lender control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)                                 No Borrower has any deposit accounts as of the date hereof, except as set forth in the Information Certificates. No Borrower shall directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Lender shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Lender, and (iii) on or before the opening of such deposit account, such Borrower shall as Lender may specify either (A) deliver to Lender a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Lender to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Lender. The terms of this Section 5.2(d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Borrower’s salaried employees.

(e)                                  No Borrower owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificates.

(i)                                     In the event that any Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower shall promptly endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify. If any securities, now or hereafter acquired by any Borrower are uncertificated and are issued to any Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Lender thereof and shall as Lender may specify, either (A) cause the issuer to agree to comply with instructions from Lender as to such securities, without further consent of such Borrower or such nominee, or (B) arrange for Lender to become the registered owner of the securities.

(ii)                                  No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Lender shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Lender, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower shall as Lender may specify either (1) execute and deliver, and cause to be executed and delivered to Lender, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower and such securities intermediary or commodity intermediary or (2) arrange for Lender to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Lender.

(f)                                    Except as set forth in Schedule 5.2(f) hereto, no Borrower is the beneficiary of, or is otherwise directly entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificates. In the event that any Borrower shall be entitled to or shall receive any direct right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower shall promptly notify Lender thereof in writing. Such Borrower shall immediately, as Lender may specify, either (i) deliver, or cause to be delivered to Lender, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Lender, consenting to the assignment of the proceeds of the letter of credit to Lender by such Borrower and agreeing to make all payments thereon directly to Lender or as Lender may otherwise direct or (ii) cause Lender to become, at such Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g)                                 As of the date hereof, no Borrower has any commercial tort claims in which the amount claimed by such Borrower is in excess of Two Hundred Fifty Thousand Dollars ($250,000). In the event that any Borrower shall at any time after the date hereof have any commercial tort claims in which the amount claimed by such Borrower is in excess of Two Hundred Fifty Thousand Dollars ($250,000), such Borrower shall promptly notify Lender thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower to Lender of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower to Lender shall be deemed to constitute such grant to Lender. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Lender provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrowers of this Agreement or any of the other Financing Agreements, Lender is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Lender or its designee as secured party and any Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower shall promptly upon Lender’s request, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may require in connection with such commercial tort claim.

(h)                                 No Borrower has any Goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificates and except for Goods located in the United States in transit to a location of a Borrower permitted herein in the ordinary course of such Borrower’s business in the possession of the carrier transporting such Goods. In the event that any Goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificates or such carriers, each Borrower shall promptly notify Lender thereof in writing. Promptly upon Lender’s request, such Borrower shall deliver to Lender a Collateral Access Agreement duly authorized, executed and delivered by such person and such Borrower.

(i)                                     Each Borrower shall take any other actions reasonably requested by Lender from time to time to cause the attachment, perfection and first priority of, and the ability of Lender to enforce, the security interest of Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that such Borrower’s signature thereon is required therefor, (ii) causing Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, and (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6.  COLLECTION AND ADMINISTRATION.

6.1                                 Borrowers’ Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, all Letter of Credit Accommodations and all other Obligations and the Collateral, (b) all payments made by or on behalf of a Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender’s customary practices as in effect from time to time.

6.2                                 Statements. Lender shall render to Borrowers each month a statement setting forth the balance in each Borrower’s loan account(s) maintained by Lender for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by each Borrower and conclusively binding upon each Borrower as an account stated except to the extent that Lender receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrowers a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by such Borrower.

6.3                                 Collection of Accounts.

(a)                                  Each Borrower shall establish and maintain, at its expense, a blocked account or lockboxes and related blocked accounts (in either case, each a “Blocked Account” and collectively the “Blocked Accounts”), as Lender may specify, with such bank or banks as are acceptable to Lender into which such Borrower shall promptly, and any other Subsidiary of GLC may, deposit and direct its account debtors to directly remit all payments on Receivables and all other payments constituting proceeds of Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Each Borrower shall deliver, or cause to be delivered to Lender, a Depository Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time shall cause Lender, with its consent, to become bank’s customer with respect to the Blocked Accounts and promptly upon Lender’s request, such Borrower shall execute and deliver such agreements or documents as Lender may require in connection therewith. Each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether in respect of the Receivables, as proceeds of other Collateral or otherwise (other than the proceeds of accounts receivable or other property of any subsidiary of GLC that is not a Borrower or Obligor) shall be treated as payments to Lender in respect of the Obligations (to the extent of the outstanding Obligations) and as proceeds of Collateral.

(b)                                 For purposes of calculating the amount of the Loans available to a Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Lender Payment Account provided such payments and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers’ loan account(s) on such day, and if not, then on the next Business Day. For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Lender Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit the Borrowers’ loan account(s) on such day, and if not then on the next Business Day. If no monetary obligations by any Borrower are outstanding on any day, but monetary obligations under the UK Facility are outstanding, or any Letter of Credit Accommodations or UK Letter of Credit Accommodations are outstanding on such day, Borrowers shall pay interest at the applicable rate set forth in Section 3.1 on the amount of any payments or other funds that are received by Lender (irrespective of the characterization of whether receipts are owned by Lender or any Borrower) for such day. If no monetary obligations under this Agreement or the UK

Facility are outstanding and no Letter of Credit Accommodations or UK Letter of Credit Accommodations are outstanding on any day, no interest shall be charged to Borrowers on the amount of any payments or other funds that are received by Lender for such day.

(c)                                  Each Borrower and all of its Affiliates, Subsidiaries, shareholders, directors, employees or agents shall, holding the same in trust for Lender, receive, as the property of Lender, any monies, cash, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall any such monies, checks, notes, drafts or other payments be commingled with any Borrower’s own funds. Each Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender’s payments to or indemnification of such bank or person, unless such payment or indemnification obligation of Lender was a result of Lender’s gross negligence or willful misconduct (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction). The obligation of each Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

6.4                                 Payments.

(a)                                  All Obligations shall be payable to the Lender Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender shall apply payments received or collected from any Borrower or for the account of any Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Lender from any Borrower; second, to pay interest due in respect of any Loans; third, to pay principal due in respect of the Loans; fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Lender determines. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrowers, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Lender shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans, or (B) in the event that there are no outstanding Prime Rate Loans (provided that any compensation payable under Section 3.6(b) hereof shall be limited to the amount by which, after giving effect to any such prepayment of Eurodollar Rate Loans and the borrowing of Eurodollar Rate Loans on the same Business Day, the amount of outstanding Eurodollar Rate Loans at the end of that Business Day is less than at the beginning of that Business Day) and (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights or use.

(b)                                 At Lender’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower. Each Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Each Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

6.5                                 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of a Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 10:30 a.m. (Los Angeles time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of any Borrower or in accordance with the terms and conditions of this Agreement.

6.6                                 Use of Proceeds. All Loans made or Letter of Credit Accommodations provided by Lender to any Borrower pursuant to the provisions hereof shall be used by each Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7.  COLLATERAL REPORTING AND COLLATERAL COVENANTS.

7.1                                 Collateral Reporting.

(a)                                  Borrowers shall provide Lender with the following documents in a form satisfactory to Lender:

(i)                                     on a weekly basis, on or before the Wednesday of such week for the immediately preceding calendar week or more frequently as Lender may request, reports reflecting paid and unpaid excise and duty taxes for goods shipped by each Borrower, a schedule of Accounts of each Borrower, sales made, credits issued and cash received by each Borrower;

(ii)                                  on a monthly basis, on or before the tenth (10th) Business Day of such month for the immediately preceding month or more frequently as Lender may request, separate agings of billed and unbilled accounts receivable, detailed information on unbilled Accounts, agings of accounts payable, lease payables and other payables of each Borrower;

(iii)                               upon Lender’s reasonable request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements of each Borrower, (ii) copies of shipping and delivery documents of each Borrower, and (iii) copies of purchase orders, invoices and delivery documents for Equipment acquired by each Borrower; and

(iv)                              such other reports as to the Collateral or other property which is security for the Obligations as Lender shall reasonably request from time to time.

(b)                                 If any of any Borrower’s records or reports of the Collateral or other property which is security for the Obligations are prepared or maintained by an accounting service, contractor, shipper or other agent, each Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

(c)                                  In any report provided to Lender pursuant to Section 1.89 hereof with respect to any Borrower’s accounts payable, Borrowers agree that any notation in such report, or oral confirmation to Lender, to the effect that checks have been issued for the payment of such accounts, that payment has been made in due course or words of similar import shall be deemed a representation and warranty that such checks have been issued and deposited in the United States mail or other nationally recognized courier service.

7.2                                 Accounts Covenants.

(a)                                  Borrowers shall notify Lender promptly of: (i) any material delay in any Borrower’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor and (iii) any event or circumstance which, to any Borrower’s knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except in the ordinary course of a Borrower’s business in accordance with past practices and policies. So long as no Event of Default exists or has occurred and is continuing, a Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor in the ordinary course of such Borrower’s business. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances and no Borrower shall, upon Lender’s request, issue any credits, discounts or allowances with respect to any Account without Lender’s prior written consent.

(b)                                 With respect to each Account; (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of a Borrower’s business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms and (vi) if such Account is a Eligible Unbilled Account, a Borrower has completed shipment of goods and/or the rendition of services which gave rise thereto in accordance with the terms and provisions contained in any documents related thereto.

(c)                                  Lender shall have the right at any time or times, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3                                 Equipment Covenants. With respect to the Equipment;

(a)                                  upon Lender’s request, each Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely;

(b)                                 each Borrower shall diligently and promptly do all acts reasonably necessary to deliver to Lender the original certificates of title of all motor vehicles of such Borrower and to note Lender as the first priority lienholder thereon, which acts shall include curing any deficiency to any documents or instruments necessary to evidence Lender’s security interest within ten (10) days after written notice of such deficiency by Lender;

(c)                                  each Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted);

(d)                                 each Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws;

(e)                                  the Equipment is and shall be used in a Borrower’s business and not for personal, family, household or farming use;

(f)                                    no Borrower shall remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of a Borrower or to move Equipment directly from one such location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of a Borrower in the ordinary course of business;

(g)                                 the Equipment is now and shall remain personal property and no Borrower shall permit any of the Equipment to be or become a part of or affixed to real property; and

(h)                                 each Borrower assumes all responsibility and liability arising from the use of the Equipment.

7.4                                 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as such Borrower’s true and lawful attorney-in-fact, and authorizes Lender, in a Borrower’s or Lender’s name, to:

(a)                                  at any time an Event of Default exists or has occurred and is continuing: (i) demand payment on Receivables or other Collateral; (ii) enforce payment of Receivables by legal proceedings or otherwise; (iii) exercise all of such Borrower’s rights and remedies to collect any Receivables or other Collateral; (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Lender deems advisable; (v) settle, adjust, compromise, extend or renew an Account; (vi) discharge and release any Receivable; (vii) prepare, file and sign such Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral; (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Lender, and open and dispose of all mail addressed to any Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Lender’s determination, to fulfill such Borrower’s obligations under this Agreement and the other Financing Agreements; and

(b)                                 at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse any Borrower’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Lender and deposit the same in Lender’s account for application to the Obligations, (iv) endorse any Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in any Borrower’s name, Lender’s name or the name of Lender’s designee, and to sign and deliver to customs officials powers of attorney in any Borrower’s name for such purpose, and to complete in any Borrower’s or Lender’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (vi) sign any Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender’s own gross negligence or willful misconduct (as determined pursuant to a final non-appealable order of a court of competent jurisdiction).

7.5                                 Right to Cure. Lender may, at its option, (a) upon notice to the relevant Borrower, cure any default by such Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Lender therein or the ability of such Borrower to perform its obligations hereunder or under the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Lender’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by such Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower. Any payment made or other action taken by Lender under this Section 7.5 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.6                                 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrowers, (a) Lender or its designee shall have complete access to all of each Borrower’s premises during normal business hours and after notice to Borrowers, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of any Borrower’s books and records, including, without limitation, the Records, and (b) each Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) Lender or its designee may use during normal business hours such of any Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES.

Each Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and the providing of Letter of Credit Accommodations by Lender to any Borrower:

8.1                                 Corporate/Company Existence, Power and Authority; Subsidiaries. Each Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation or organization, as the case may be, and is duly qualified as a foreign corporation or limited liability company, as the case may be, and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on a Borrower’s financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. To the best of Borrowers’ knowledge, attached as Schedule 8.1 hereto, is a true and correct organizational chart of GLC and any Subsidiaries with assets in excess of Ten Thousand Dollars ($10,000) as of the date hereof. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s corporate or company powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of such Borrower’s certificate of incorporation, by-laws, articles of formation, operating agreement or other organizational documentation, as the case may be, or any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower other than under this Agreement and the other Financing Agreements. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of each Borrower enforceable in accordance with their respective terms. No Borrower has any Subsidiaries with assets in excess of Ten Thousand Dollars ($10,000) except as set forth on Schedule 8.1 attached hereto.

8.2                                 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or GLC which have been delivered under the Original Loan Agreement have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present, in all material respects, the financial condition and the results of operations of GLC and its Subsidiaries as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements so furnished, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of any Borrower or GLC, since the date of the most recent audited financial statements so furnished.

8.3                                 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)                                  The exact legal name of each Borrower is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower has, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)                                 Each Borrower is an organization of the type, and organized in the jurisdiction, set forth in such Borrower’s Information Certificate. The Information Certificates accurately set forth the organizational identification number of each Borrower or accurately state that such Borrower has none and accurately set forth the federal employer identification number of each Borrower.

(c)                                  The chief executive office and mailing address of each Borrower and such Borrower’s Records concerning Accounts are located only at the address identified as such in such Borrower’s Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in such Borrower’s Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. Each Borrower’s Information Certificate correctly identifies any of such locations which are not owned by such Borrower and sets forth the owners and/or operators thereof.

8.4                                 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower has valid leasehold interests in all of its real property (it being understood that ACI and LEP occupy premises leased by GLA) and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

8.5                                 Tax Returns. Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6                                 Litigation. Except as set forth on the Information Certificate of such Borrower, there is no present investigation by any Governmental Authority pending, or to the best of any Borrower’s knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which has a material possibility (as reasonably determined by Lender) of being adversely determined against any Borrower, and if adversely determined against such Borrower would result in any material adverse change in the assets, business or condition (financial or otherwise) of such Borrower or would impair the ability of such Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

8.7                                 Compliance with Other Agreements and Applicable Laws. No Borrower is in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Borrower is in compliance with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local Governmental Authority where such non-compliance would result in any material adverse change in the assets, business or condition (financial or otherwise) of such Borrower or would impair the ability of such Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

8.8                                 Environmental Compliance.

(a)                                  Except as set forth on Schedule 8.8 hereto, no Borrower or any Subsidiary of such Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Borrower and each Subsidiary of such Borrower complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b)                                 Except as set forth on Schedule 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or any Subsidiary of such Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.

(c)                                  No Borrower or any Subsidiary of any Borrower has material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)                                 Each Borrower and each Subsidiary of each Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

8.9                                 Employee Benefits.

(a)                                  Except as set forth in Schedule 8.9 hereto, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of each Borrower’s knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best of each Borrower’s knowledge, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 400l(a)(16) of ERISA; (iii) no Borrower or any of its ERISA Affiliates have incurred, nor do any of them reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower or any of its ERISA Affiliates have incurred, nor do any of them reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower or any of its ERISA Affiliates have engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

8.10                           Intellectual Property. Each Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, no Borrower has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in such Borrower’s Information Certificate and has not granted any licenses with respect thereto other than as set forth in such Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of each Borrower’s knowledge, as of the date hereof no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by such Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting such Borrower contesting its right to sell or use any such Intellectual Property. The Information Certificate of each Borrower sets forth all of the agreements or other arrangements of such Borrower pursuant to which such Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another Person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by such Borrower after the date hereof other than licenses related to commercially available software or embedded software, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark or other Intellectual Property at any time used by any Borrower which is owned by another Person, or owned by such Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any Person other than Lender, is affixed to any Eligible Inventory, except to the extent permitted under the terms of the License Agreements listed in such Borrower’s Information Certificate.

8.11                           Subsidiaries; Affiliates; Capitalizations; Solvency.

(a)                                  No Borrower has any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in such Borrower’s Information Certificate, subject to the right of each Borrower to form or acquire Subsidiaries in accordance with Section 9.10 hereof.

(b)                                 Each Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of the each of its Subsidiaries listed in such Borrower’s Information Certificate as being owned by such Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of such Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any such Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c)                                  The issued and outstanding shares of Capital Stock of each Borrower are directly and beneficially owned and held by the Persons indicated in the Information Certificates, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender prior to the date hereof.

(d)                                 As of the date hereof, each Borrower is Solvent.

8.12                           Labor Disputes.

(a)                                  Set forth in Schedule 8.12 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and any union, labor organization or other bargaining agent in respect of the employees of such Borrower on the date hereof.

(b)                                 There is (i) no significant unfair labor practice complaint pending against any Borrower or, to the best of each Borrower’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or, to best of each Borrower’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or, to the best of each Borrower’s knowledge, threatened against such Borrower.

8.13                           Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of a Borrower permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between such Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of such

Borrower or (b) the ability of such Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Lender in the Collateral.

8.14                           Material Contracts. Schedule 8.14 hereto sets forth all Material Contracts to which each Borrower is a party or is bound as of the date hereof. Each Borrower has delivered true, correct and complete copies of such Material Contracts to Lender on or before the date hereof.

8.15                           Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or GLC in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate of any Borrower is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or condition (financial or otherwise) of any Borrower, which has not been fully and accurately disclosed to Lender in writing.

8.16                           Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Lender pursuant to any Financing Document.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS.

9.1                                 Maintenance of Existence.

(a)                                  Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate or company existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.

(b)                                 No Borrower shall change its name unless each of the following conditions is satisfied: (i) Lender shall have received not less than thirty (30) days prior written notice from such Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Lender shall have received a copy of the amendment to the articles or certificate of formation or incorporation, as the case may be, of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower as soon as it is available.

(c)                                  No Borrower shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Lender shall have received not less than thirty (30) days’ prior written notice from such

Borrower of such proposed change, which notice shall set forth such information with respect thereto as Lender may require and Lender shall have received such agreements as Lender may reasonably require in connection therewith. No Borrower shall change its type of organization, jurisdiction of organization or other legal structure.

9.2                                 New Collateral Locations. A Borrower may open any new location within the continental United States provided Borrowers: (a) give Lender thirty (30) days prior written notice of the intended opening of any such new location; and (b) execute and deliver, or cause to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3                                 Compliance with Laws, Regulations, Etc.

(a)                                  Each Borrower shall, and shall cause each of its Subsidiaries to, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including, without limitation, ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws where such noncompliance would result in a material adverse effect on the assets, business or condition (financial or otherwise) of such Borrower or would materially impair the ability of such Borrower to perform its obligations under the Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon the Collateral.

(b)                                 Each Borrower shall give written notice to Lender immediately upon such Borrower’s receipt of any notice of, or such Borrower otherwise obtaining knowledge of:

(i)                                     the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material; or

(ii)                                  any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower; (B) the release, spill or discharge, threatened or actual, of any Hazardous Material; or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials other than in the ordinary course of and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by each Borrower to Lender. Each Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

(c)                                  Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is any material non-compliance, or any condition which requires any action by or on behalf of any Borrower in order to avoid any material non-

compliance, with any Environmental Law, Borrowers shall, at Lender’s request and Borrowers’ expense:  (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where a Borrower’s non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)                                 Each Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower and the preparation and implementation of any closure, remedial or other required plans.  All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.4                                 Payment of Taxes and Claims.  Each Borrower shall, and shall cause its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books.  Each Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and each Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by such Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require any Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.5                                 Insurance.  Each Borrower shall, and shall cause its Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Each Borrower shall finish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if any Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of such Borrower.  All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or material reduction of coverage.  Each Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and each Borrower shall obtain non-contributory lender’s loss payable endorsements to all casualty insurance policies in from and substance satisfactory to Lender. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its Affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

9.6                                 Financial Statements and Other Information.

(a)                                  Each Borrower shall, and shall cause each of its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower and its Subsidiaries in accordance with GAAP. Without limiting any other provision of this Agreement, Borrowers shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated and consolidating financial statements of each Borrower and of GLC and its Subsidiaries (including in each case balance sheets, statements of income and loss and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of such entities as of the end of and through such month, certified to be correct by the chief financial officer of each such entity, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit B hereto, along with a schedule, in form reasonably satisfactory to Lender, of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the terms and conditions of this Agreement for such month, including the covenants set forth in Sections 9.20 and 9.21 hereof, and (ii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of GLC and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of such entities as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be a nationally recognized independent accounting firm or, if not, another independent accounting firm selected by such entities and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of such entities as of the end of and for the fiscal year then ended.

(b)                                 Borrowers shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in any Borrower’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any order, judgment or decree in excess of One Million Dollars ($1,000,000) having been entered against any Borrower or any Borrower’s properties or assets, (iii) any notification of a violation of any law or regulation received by any Borrower, (iv) any ERISA Event, and (v) the occurrence of any Default or Event of Default.

(c)                                  Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all financial reports which GLC sends to its stockholders generally.

(d)                                 Borrowers shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information in respect of the Collateral and the business of any Borrower, as Lender may, from time to time, reasonably request and to notify the auditors and accountants of such Borrower that Lender is authorized to obtain such information directly from them. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower to any court or other Governmental Authority or to any participant or assignee or prospective participant or assignee. Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrowers’ expense, copies of the financial statements of any Borrower and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower and to disclose to Lender such information as they may have regarding the business of any Borrower. Any information provided to Lender pursuant to this Section 9.6(d) shall be subject to the provisions of Section 12.8 hereof. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrowers to Lender in writing.

9.7                                 Sale of Assets, Consolidation, Merger, Dissolution, Etc. No Borrower shall, nor permit any of its Subsidiaries to, directly or indirectly:

(a)                                  merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it;

(b)                                 sell, assign, lease, transfer or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person except for:

(i)                                     sales of Inventory in the ordinary course of business;

(ii)                                  the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of such Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of One Million Dollars ($1,000,000) for all such Equipment disposed of in any fiscal year of Borrowers;

(iii)                               sales of assets, Capital Stock or Indebtedness to another Borrower;

(iv)                              the issuance and sale by a Borrower of Capital Stock of such Borrower after the date hereof; provided, that (A) Lender shall have received not less than ten (10) Business Days prior written notice of such issuance and sale by such Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower from such sale, (B) such Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof prior to one (1) year after the maturity of this Agreement, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of such Borrower to request or receive Loans or Letter of Credit Accommodations or the right of such Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of such Borrower with Lender or are more restrictive or burdensome to such Borrower than the terms of any Capital Stock in effect on the date hereof, and (D) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(v)                                 the disposition of the Capital Stock or assets of MIL provided that (A) as of the date thereof and after giving effect thereto (1) Total Excess Availability shall be no less than Five Million Dollars ($5,000,000) and (2) no Default or Event of Default shall have occurred and be continuing, (B) MIL shall thereafter no longer be a Borrower hereunder for any purposes or otherwise be entitled to any loans hereunder and (C) an amount equal to the amount by which the sum of all Loans and issued Letter of Credit Accommodations then outstanding exceeds the amount available to be borrowed by the remaining Borrowers under Section 2 after giving effect to the exclusion of the Accounts of MIL from such calculation shall immediately be paid to the Lender Payment Account to reduce the Obligations then outstanding;

(c)                                  form any Subsidiaries;

(d)                                 acquire the Capital Stock of any Person in which such Person would become a Subsidiary of such Borrower (other than GIFL);

(e)                                  wind up, liquidate or dissolve; or

(f)                                    agree to do any of the foregoing.

9.8                                 Encumbrances. No Borrower shall, or permit any of its Subsidiaries (other than GIFL) to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:

(a)                                  the liens and security interests of Lender;

(b)                                 liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Subsidiary and with respect to which adequate reserves have been set aside on its books;

(c)                                  security deposits in the ordinary course of business;

(d)                                 non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s or Subsidiary’s business to the extent;

(i)                                     such Liens secure obligations which are not yet overdue;

(ii)                                  such liens do not affect Receivables or are otherwise not in imminent danger of foreclosure; or

(iii)                               such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer (subject to applicable deductibles) or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(e)                                  zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Borrower or Subsidiary as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(f)                                    purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on real property to secure Indebtedness permitted under Section 9.9; and

(g)                                 the security interests and liens set forth on Schedule 8.4 hereto or replacements therefor that do not extend to any other property or increase the amounts secured.

9.9                                 Indebtedness. No Borrower shall, or permit any of its Subsidiaries (other than GIFL) to, incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any indebtedness for borrowed money, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly) the performance, dividends or other obligations of any Person, except:

(a)                                  the Obligations;

(b)                                 trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which such Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to such Borrower, and with respect to which adequate reserves have been set aside on its books;

(c)                                  purchase money indebtedness (including Capital Leases) not incurred in violation of any other provision of this Agreement;

(d)                                 unsecured indebtedness of such Borrower arising after the date hereof to any third person (other than indebtedness otherwise permitted under this Section 9.9), provided, that, each of the following conditions is satisfied as determined by Lender: (i) such indebtedness shall be on terms and conditions acceptable to Lender and shall be subject and subordinate in right of payment to the right of Lender to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Lender and such third party, in form and substance satisfactory to Lender, (ii) Lender shall have received not less than ten (10) days prior written notice of the intention of such Borrower to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender the amount of such indebtedness, the person or persons to whom such indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect hereto and such other information as Lender may reasonably request with respect thereto, (iii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, (iv) on and before the date of incurring such indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (v) such Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vi) such Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by such Borrower or on its behalf promptly after the receipt thereof, or sent by such Borrower or on its behalf concurrently with the sending thereof, as the case may be;

(e)                                  indebtedness of each Borrower set forth on Schedule 9.9 hereto; provided, that, (i) such Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) such Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except that, such Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such indebtedness (other than pursuant to payment thereof), or to reduce the interest rate or any fees in connection therewith, or (B) except as otherwise permitted under this Agreement, redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers shall furnish to Lender all notices or demands in connection with such indebtedness either received by any Borrower or on its behalf, promptly after the receipt thereof, or sent by any Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

(f)                                    indebtedness owing to another Borrower, GL UK, GLC or GIFL; provided that, no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to the incurrence, creation or assumption of such indebtedness;

(g)                                 other unsecured Indebtedness not exceeding $2,000,000, in the aggregate, for all Borrowers, at any one time outstanding.

9.10                           Loans, Investments, Etc. No Borrower shall, nor permit any of its Subsidiaries (other than GIFL) to, directly or indirectly, make, or suffer or permit to exist, any loans or advance money or property to any Person, or any investment in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a)                                  the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)                                 investments in cash or Cash Equivalents, provided, that, (i) no Revolving Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account or investment account in which such cash or Cash Equivalents are held;

(c)                                  the existing equity investments of such Borrower as of the date hereof in its Subsidiaries, provided, that, such Borrower shall have no obligation to make any other investment in, or loans to, or other payments in respect of, any such Subsidiaries;

(d)                                 any transaction permitted by Section 9.7 hereof;

(e)                                  loans or advances to, or investments in, or purchases or repurchases of the stock, assets or Indebtedness of another Borrower or GL UK or guaranties or the assumption of letter of credit obligations for the benefit of another Borrower or GL UK; provided that, (i) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to any such loan, advance, investment, purchase, repurchase, guaranty or assumption of letter of credit obligation and (ii) such loans, advances, investments, purchases or repurchases do not violate the capitalization requirements of any Borrower, under applicable laws;

(f)                                    loans or advances to GIFL or GLC; provided that, (i) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to such loans or advances, (ii) such loans or advances do not violate the capitalization requirements of any Borrower, under applicable laws, (iii) all the proceeds of such loans or advances are immediately loaned or advanced by GIFL or GLC, as the case may be, to GL UK and (iv) the aggregate amount of such loans or advances made to GIFL or GLC by any Borrower which shall not in turn have been loaned or advanced by the recipient to GL UK shall not at any time exceed One Million Five Hundred Thousand Dollars ($1,500,000);

(g)                                 loans or advances to GLC (i) for taxes due to be paid by GLC, but only in an amount equal to the portion attributable to Borrowers; (ii) for general and administrative expenses of GLC, such amount not to exceed Five Million Dollars ($5,000,000), in any fiscal year or Three Million Dollars ($3,000,000) in any fiscal quarter; (iii) for other general operating expenses of GLC, in an amount not to exceed Two Million Dollars ($2,000,000) in any fiscal year; and (iv) subject to the restrictions set forth in Section 9.11(b), to enable GLC to pay to the Permitted Holders or their Affiliates the management fees provided for in Section 9.11(b) hereof;

(h)                                 stock or obligations issued to any Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Lender, upon

Lender’s request, together with such stock power, assignment or endorsement by such Borrower as Lender may request;

(i)                                     loans or advances to, or guaranties or the assumption of letter of credit obligations for the benefit of, GLC or a Subsidiary of GLC (other than a Borrower or GL UK) not to exceed Five Million Dollars ($5,000,000) in the aggregate, for all Borrowers, at any one time outstanding; provided that, (i) no Default or Event of Default has occurred and is continuing immediately prior to and after giving effect to such loans, advances, guaranties or assumption of letter of credit obligations, (ii) such loans, advances, guaranties or assumption of letter of credit obligations do not violate the capitalization requirements of any Borrower under applicable laws, (iii) such loans or advances are evidences by a promissory note or notes, the rights to which have been collateral pledged and delivered, if so requested, to Lender and (iv) such loans advances, guaranties or assumption of letter of credit obligations are made in the ordinary course of Borrowers’ business;

(j)                                     obligations of account debtors to any Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower, such promissory note shall be endorsed to the order of Lender by such Borrower and promptly delivered to Lender as so endorsed; and

(k)                                  the loans and advances set forth on Schedule 9.10 hereto; provided, that, as to such loans and advances, (i) no Borrower shall, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) each Borrower shall furnish to Lender all notices or demands in connection with such loans and advances either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

9.11                           Dividends and Redemptions; Management Fees; Reimbursement.

(a)                                  No Borrower shall, directly or indirectly, declare or pay any dividends on account of any shares of any class of Capital Stock of such Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except in any case in the form of shares of Capital Stock consisting of common stock.

(b)                                 Commencing in fiscal year 2002, Borrowers may collectively pay to GLC or to the Permitted Holders or their Affiliates management fees not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate for any one fiscal year, provided that (i) no Default or Event of Default shall then exist or arise as a result of such payment and (ii) both before and after giving effect to the payment of any such fee, Total Excess Availability less the aggregate amount due on all invoiced trade payables owed by any Borrower to any Person other than an Affiliate of such Borrower that are then forty-five (45) days or more past due (for purposes of this calculation payments made by check shall not be deemed made unless such checks shall have cleared as of the date of determination), shall then be no less than Two Million Five Hundred Thousand Dollars ($2,500,000).

(c)                                  Borrowers may collectively reimburse GLC for general and administrative expenses (including insurance premiums) incurred by GLC on behalf of Borrowers or for the Borrowers’ allocable share of such expenses incurred by GLC generally for some or all of its Subsidiaries including any Borrower;

(d)                                 In the event that a draw is made under one or more of the Letter of Credit Accommodations listed on Schedule 9.11(d) hereto by the beneficiary thereof as a result of obligations owing to such beneficiary by any Borrower, such Borrower may reimburse the applicant of such Letter of Credit Accommodation in the amount of such draw. Borrowers agree to provide Lender with notice of any such reimbursement payment, to be given within five (5) Business Days of the date of such payment, which notice shall identify the Letter of Credit Accommodation under which a draw was made and the amount reimbursed to such applicant.

9.12                           Transactions with Affiliates. No Borrower shall, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to any officer, director, agent or other person affiliated with any Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person, or (b) except as provided in Section 9.11(b), make any payments to any officer, employee, natural person shareholder or director of any Borrower of management, consulting or other fees for management or similar services, or of any Indebtedness, owing to such individual except reasonable compensation to officers, employees and directors for services rendered to such Borrower in the ordinary course of business. For this purpose, Affiliate shall not include any other Borrower, any Subsidiary of a Borrower, GL UK, GLC or GIFL.

9.13                           Compliance with ERISA. Each Borrower shall and shall cause each of its ERISA Affiliates to: (a) maintain each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401 (a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

9.14                           End of Fiscal Years, Fiscal Quarters. Each Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

9.15                           Change in Business. No Borrower shall engage in any business other than the business of such Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower is engaged on the date hereof.

9.16                           Limitation of Restrictions Affecting Subsidiaries. No Borrower shall, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or any Subsidiary of such Borrower; (b) make loans or advances to such Borrower or any Subsidiary of such Borrower, (c) transfer any of its properties or assets to such Borrower or any Subsidiary of such Borrower; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or any of its Subsidiaries, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or its Subsidiary, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower prior to the date on which such Subsidiary was acquired by such Borrower and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Lender than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17                           License Agreements. Each Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that any Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give Lender not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Lender prompt written notice of any material License Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Lender may request, (v) give Lender prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Lender (promptly upon the receipt thereof by such Borrower in the case of a notice to such Borrower, and concurrently with the sending thereof in the case of a notice from such Borrower) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower in connection with any material License Agreement which relates to the right of such Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Lender, promptly upon the request of Lender, such information and evidence as Lender may require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of any material License Agreement.

9.18                           Financial Consultant. Borrowers shall, along with their respective agents and employees, cooperate with the consultant previously hired by Borrowers (the “Consultant”) in connection with the Consultant (a) advising Borrowers as to their respective account collection and account payment activities and (b) making reports regarding such activities directly to Lender.

9.19                           Minimum Total Excess Availability. From November 8, 2001 through and including April 30, 2002, (i) Total Excess Availability less (ii) the Special Block Amount shall be no less than Five Million Dollars ($5,000,000).

9.20                           Minimum EBITDA. If on any month end on or after March 31, 2002 average Total Excess Availability for the immediately preceding thirty (30) day period shall then be less than Five Million Dollars ($5,000,000), EBITDA, on a consolidated basis, of GLC and its Subsidiaries (other than MIL, BC and its Subsidiaries), when measured monthly on a year-to-date or rolling twelve-month basis (as indicated below), shall be not less than the amounts set forth below for the periods ending on the dates set forth below:

Year-to-Date Period Ending	Minimum EBITDA
March 31, 2002	$-5,000,000
April 30, 2002	$-8,000,000
May 31, 2002	$-10,000,000
June 30, 2002	$13,000,000
July 31, 2002	$-14,300,000
August 31, 2002	$-15,600,000
September 30, 2002	$-16,000,000
October 31, 2002	$-14,700,000
November 30, 2002	$-14,100,000
December 31, 2002	$-16,000,000

Twelve-Month Period Ending	Minimum EBITDA
January 31, 2003	$-16,000,000
February 28, 2003	$-14,000,000
March 31, 2003	$-10,000,000
April 30, 2003	$-8,100,000

May 31, 2003	$-6,600,000
June 30, 2003	$-6,000,000
July 31, 2003	$-4,500,000
August 31, 2003	$-3,300,000
September 30, 2003	$-2,000,000
October 31, 2003	$0
November 30, 2003	$2,500,000
December 31, 2003 and each successive twelve-month period	$5,000,000

9.21                           Minimum Tangible Net Worth. The Tangible Net Worth of GLC and its Subsidiaries (other than MIL, BC and its Subsidiaries) as of any fiscal quarter end shall not be less than the respective amount set forth below opposite the date of such quarter end:

Quarter Ending	Minimum Tangible Net Worth
March 31, 2002	$-20,000,000
June 30, 2002	$-20,000,000
September 30, 2002	$-20,000,000
December 31, 2002	$-20,000,000
March 31, 2003 and each quarter ending date thereafter	$-30,000,000

9.22                           Costs and Expenses. Each Borrower shall pay to Lender on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to:

(a)                                  all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable);

(b)                                 all costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees;

(c)                                  costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender’s customary charges and fees with respect thereto;

(d)                                 charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations;

(e)                                  costs and expenses of preserving and protecting the Collateral;

(f)                                    costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters);

(g)                                 all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and any Borrower’s operations, plus a per diem charge at the rate of One Thousand Dollars ($1000) per person, per day for Lender’s examiners in the field and office; and

(h)                                 the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

9.23                           Further Assurances. At the request of Lender at any time and from time to time, each Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of any Borrower representing on behalf of such Borrower that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES.

10.1                           Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default,” and collectively as “Events of Default”:

(a)                                  any Borrower fails to pay when due any of the Obligations (other than interest or fees due hereunder);

(b)                                 any Borrower fails to pay any interest or fees within three (3) days after such interest or fees become due hereunder; provided that such three (3) day period shall not apply in the event that Borrower intentionally diverts payments on Accounts or other proceeds of Collateral from the Blocked Account;

(c)                                  any Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements and:

(i)                                     such failure shall continue for ten (10) Business Days; provided that, such ten (10) Business Day period shall not apply in the case of (A) any failure to perform a term, covenant, condition or provision which results in the occurrence of an Event of Default addressed in any other provision or paragraph of this Section 10.1, (B) any failure to perform any such term, covenant, condition or provision that has been the subject of two (2) previous failures within the prior twelve (12) month period or (C) an intentional breach by any Borrower of such term, covenant, condition or provision; and

(ii)                                  with respect to a breach of the covenant set forth in Section 9.20 hereof or the covenant set forth in Section 9.21 hereof, such breach shall not be deemed an Event of Default if (A) such breach arises from either (1) a failure to meet the minimum EBITDA amount set forth in Section 9.20 by no more than Five Million Dollars ($5,000,000) or (2) a failure to meet the minimum Tangible Net Worth amount set forth in Section 9.21 by no more than Seven Million Five Hundred Thousand Dollars ($7,500,000) and (B) within thirty (30) days (which period may not be extended by any other cure period provided for in this Agreement) of the date of such failure any one or more Permitted Holders or one or more Affiliates of the Permitted Holders shall have (1) executed and delivered, or arranged to have issued, to Lender a guaranty (provided that if any Affiliate of a Permitted Holder, rather than a Permitted Holder is issuing a guaranty, such Affiliate must be acceptable to Lender) with respect to the Obligations, an irrevocable standby letter of credit issued for the benefit of Lender or other such credit support which shall be in form and substance satisfactory to Lender, and in the case of a letter of credit, be issued by a bank acceptable to Lender and shall continue in full force and effect, without decrease, until such time as the Obligations are indefeasibly paid in full or (2) provide to the Borrowers cash as a capital contribution or on a subordinated (in a manner satisfactory to Lender) Indebtedness basis (either directly or through GLC), in either case for an amount equal to the absolute difference between (I) the covenanted minimum EBITDA amount and the actual EBITDA amount then reported pursuant to Section 9.20 or (II) the covenanted minimum Tangible Net Worth amount and the actual Tangible Net Worth amount then reported pursuant to Section 9.21, as the case may be (the ‘‘Breach Amount”); provided that, in the event of a subsequent such breach of either Section 9.20 or Section 9.21, such breach shall not be an Event of Default if within the same time period as set forth in this clause (ii) such Persons take any of the actions described in clauses (1) or (2) above for the amount that the subsequent Breach Amount exceeds the prior Breach Amount;

(d)                                 any representation, warranty or statement of fact made by any Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(e)                                  any Obligor revokes or terminates any of the terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement of such party in favor of Lender;

(f)                                    any judgment for the payment of money is rendered against any Borrower or any Obligor in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in any one case or in excess of Five Million Dollars ($5,000,000) in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any material judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of their assets;

(g)                                 any Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or corporation, dissolves or suspends or discontinues doing business;

(h)                                 any Borrower or any Obligor becomes unable generally to pay its debts as they become due, makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

(i)                                     a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or such petition or application is not dismissed within ninety (90) days after the date of its filing or the relief requested is granted sooner; provided however, notwithstanding anything to the contrary set forth herein, Lender shall have no obligation to advance any Loans or provide any Letter of Credit Accommodations during any period that such petition or application remains pending;

(j)                                     a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of any Borrower’s or Obligor’s property;

(k)                                  any default by any Borrower or any Obligor under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent Indebtedness in connection with any guaranty, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), which default continues for more than the applicable cure period, if any, with respect thereto;

(l)                                     an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000);

(m)                               any Change of Control shall occur;

(n)                                 the indictment by any Governmental Authority, or as Lender may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or any Obligor of which any Borrower, any Obligor or Lender receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Lender, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of Five Hundred Thousand Dollars ($500,000) or (ii) any other property of such Borrower or such Obligor which is necessary or material to the conduct of its business;

(o)                                 any “Default” or “Event of Default” shall occur under the UK Loan Agreement or any other agreement, document, note and/or instrument executed or delivered in connection therewith;

(p)                                 without the prior written consent of Lender, which consent shall not be unreasonably withheld, GLC or any Subsidiary of GLC (other than Borrowers, GL UK, BC, BVL, BWS or any Subsidiary of BC), in connection with sales of all or substantially all the assets of a Subsidiary of GLC (other than Borrowers, GL UK, BC, BVL, BWS or any Subsidiary of BC) or sales of all the Capital Stock of a Subsidiary of GLC (other than Borrowers, GL UK, BVL or BWS), sells or agrees to sell assets or Capital Stock having a fair market value in excess of Ten Million Dollars ($10,000,000) in the aggregate at any time during the term of this Agreement;

(q)                                 there shall be a material adverse change in the business, assets or condition (financial or otherwise) of any Borrower or any Obligor after the date hereof; or

(r)                                    there shall be an event of default under any of the other Financing Agreements.

10.2                           Remedies.

(a)                                  At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to any Obligor or any of the Collateral.

(b)                                 Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i)

accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(i) and 10.1(j) with respect to any Borrower, all Obligations of such Borrower shall automatically become immediately due and payable and the Obligations of all other Borrowers shall become immediately due and payable upon demand by Lender), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require any Borrower, at Borrowers’ expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower, which right or equity of redemption is hereby expressly waived and released by such Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required. At any time after the acceleration of the Obligations, upon Lender’s request, Borrowers will either, as Lender shall specify, furnish cash collateral to the issuer to be used to secure and fund Lender’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred ten percent (110%) of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the expiration of such Letter of Credit Accommodations.

(c)                                  Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, enforce any Borrower’s rights against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Lender may at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and such Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Lender’s request, hold the returned Inventory in trust for Lender, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Lender’s instructions, and not issue any credits, discounts or allowances with respect thereto without Lender’s prior written consent.

(d)                                 To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (i) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(e)                                  For the purpose of enabling Lender to exercise the rights and remedies hereunder, each Borrower hereby grants to Lender, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Borrower) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by such Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(f)                                    Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrowers shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and legal expenses.

(g)                                 Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to any Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to any Borrower.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.

11.1                           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)                                  The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California applicable to contracts made and performed in such State.

(b)                                 Each Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except nothing herein shall preclude Lender from bringing any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against such Borrower or its property).

(c)                                  EACH BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(d)                                 Lender shall not have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of Lender.

11.2                           Waiver of Notices. Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower which Lender may elect to give shall entitle any. Borrower to any other or further notice or demand in the same, similar or other circumstances.

11.3                           Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of each Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4                           Waiver of Counterclaims. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims)

in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising there from or relating hereto or thereto.

11.5                           Indemnification. Each Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel except as a result of Lender’s gross negligence or willful misconduct (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.5 may be unenforceable because it violates any law or public policy, each Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section 11.5. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS.

12.1                           Term.

(a)                                  This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on April 30, 2004 (the “Renewal Date”), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS SHALL IMMEDIATELY TERMINATE UPON THE TERMINATION OF THE UK FACILITY OTHER THAN AT GL UK’S ELECTION TO PREPAY THE UK FACILITY IN FULL. Borrowers (collectively, but not individually) or Lender may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice. Borrowers (collectively, but not individually) may terminate this Agreement prior to the end of the then current term, including any renewal term, for any reason prior to or on the first anniversary date of this Agreement upon forty-five (45) days prior written notice to Lender and for any reason thereafter upon thirty (30) days prior written notice to Lender, and in each such case Borrowers agree to pay to Lender the applicable early termination fee provided for in Section 12.l(c) hereof. Regardless of the timing of termination, this Agreement and all other Financing Agreements must be terminated simultaneously. In addition, Borrowers (collectively, but not individually) may terminate this Agreement at any time upon ten (10) days prior written notice to Lender (which notice shall be irrevocable) and Lender may terminate this Agreement at any time on or after an Event of Default as provided in Section 10.2 hereof. Upon the effective date of termination or non-renewal of this Agreement, Borrowers shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender (or at Lender’s option, a letter of credit issued for the account of Borrowers’ and at Borrowers’ expense, in form and substance satisfactory to Lender, by an issuer acceptable to Lender and payable to Lender as beneficiary) in such amounts as Lender determines are reasonably necessary to secure (or reimburse) Lender from loss, cost, damage or expense, including attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 10:30 a.m., Los Angeles time.

(b)                                 No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender’s continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to any Borrower, or to file them with any filing office, unless and until this Agreement is terminated in accordance with its terms and all of the Obligations are paid and satisfied in full in immediately available funds.

(c)                                  If for any reason this Agreement is terminated prior to the end of the then current term or a renewal term of this Agreement or if prior to that time Borrowers reduce any part of the unused Maximum Credit, which they may collectively do from time to time upon five (5) days notice to Lender, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, Borrowers agree to pay to Lender, upon the effective date of such termination or reduction, an early termination or reduction fee in the amount set forth below if such termination or reduction is effective in the period indicated:

	Amount	Period
(i)	1.00% of the Maximum Credit in the event of a termination or of the reduced portion of the Maximum Credit in the event of a reduction	from the date of this Agreement to and including the first anniversary of this Agreement

(ii)	0.50% of the Maximum Credit in the event of a termination or of the reduced portion of the Maximum Credit in the event of a reduction	from the day immediately succeeding the first anniversary of this Agreement to and including the second anniversary of this Agreement

	Amount	Period
(iii)	0.25% of the Maximum Credit in the event of a termination or of the reduced portion of the Maximum Credit in the event of a reduction from the day immediately succeeding the second anniversary of this Agreement and thereafter, including any period during a renewal term, if any, but excluding the Renewal Date or any anniversary of the Renewal Date.

Such early termination or reduction fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination or reduction and each Borrower agrees that it is reasonable under the circumstances currently existing. In addition Lender shall be entitled to such early termination or reduction fee upon the occurrence of any Event of Default described in Sections 10.1(i) and 10.1(j) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code. Such early termination or reduction fee shall be allocated among Borrowers as determined by Lender and payable by Borrowers in accordance with such allocation. The early termination or reduction fee provided for in this Section 12.1 shall be deemed included in the Obligations.

12.2                           Interpretive Provisions.

(a)                                  All terms used herein related to the attachment, perfection, priority or enforcement of the security interest granted hereby which are defined in Division 1 or Division 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)                                 All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)                                  All references to each Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)                                 The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)                                  The word “including” when used in this Agreement shall mean “including, without limitation”.

(f)                                    An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender.

(g)                                 Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrowers most recently received by Lender prior to the date hereof.

(h)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(i)                                     Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j)                                     The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k)                                  This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(l)                                     This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Lender and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Lender merely because of Lender’s involvement in their preparation.

12.3                           Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail with confirmation of delivery requested, upon such confirmed delivery date. All notices, requests and demands upon the parties are to be given to the addresses designated on the signature page hereto or to such other address as any party may designate by notice in accordance with this Section.

12.4                           Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

12.5                           Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, each Borrower and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrowers, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

12.6                           Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

12.7                           Publicity. Each Borrower consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement provided that, Borrowers shall have had a reasonable opportunity to review and comment thereon.

12.8                           Confidential Information. Lender agrees to hold, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any confidential information that it may receive from any Borrower or GLC pursuant to this Agreement in confidence, except for disclosure:

(a)                                  to legal counsel, accountants, auditors and other professional advisors to any Borrower or GLC or Lender;

(b)                                 to regulatory officials having jurisdiction over Lender;

(c)                                  as required by applicable law or legal process (provided that in the event Lender is so required to disclose any such confidential information, that Lender shall endeavor promptly to notify the Borrowers, so that the Borrowers may seek a protective order or other appropriate remedy) or in connection with any legal proceeding to which Lender or the Borrowers are adverse parties;

(d)                                 to another financial institution or its counsel in connection with an assignment or disposition or proposed assignment or disposition to that financial institution of all or part of Lender’s interests hereunder or a participation interest herein, provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section; and

(e)                                  to prospective purchasers of any Collateral (other than competitors of any Borrower or GLC or its Subsidiaries unless all Obligations are then due and payable) in connection with any disposition thereof, provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section.

For purposes of the foregoing, “confidential information” shall mean all information respecting any Borrower or GLC, other than (x) information previously filed with any governmental agency and available to the public, (y) information previously published in any public medium from a source other than, directly or indirectly, Lender, and (z) information previously disclosed by GLC or any of its Subsidiaries to any Person not associated with GLC without a written confidentiality agreement.

Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of Lender to GLC or its Subsidiaries.

12.9                           Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

12.10                     Amended and Restated Agreement; Reference to and Effect on Financing Agreements. This Agreement amends and restates, in their entirety, the agreements among the parties hereto contained in the Original Loan Agreement. All other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Lender, except that each reference in the Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Original Loan Agreement, shall mean and be a reference to this Agreement. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

12.11                     Estoppel. To induce Lender to enter into this Agreement and to continue to make advances to Borrower under this Agreement, Borrower hereby acknowledges and agrees that, after giving effect to this Agreement, as of the date hereof, there exists no Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower as against Lender with respect to the Obligations.

12.12                     Waiver of Certain Events of Default. For purposes of the transactions contemplated by this Agreement only Lender and Borrowers agree that the failure of Borrowers to comply with the terms of Section 9.20 of the Original Loan Agreement shall not constitute an Event of Default under Section 10.1 hereof.

SECTION 13. JOINT AND SEVERAL LIABILITY AND SURETYSHIP WAIVERS.

13.1                           Independent Obligations; Subrogation. The obligations of each Borrower, as guarantor of another Borrower’s Obligations hereunder are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which either may now have or hereafter acquire against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Lender against any Borrower or any Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrower, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrower with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrower until the Obligations are fully paid and finally discharged.

13.2                           Authority to Modify Obligations and Security. Each Borrower authorizes Lender, without notice or demand and without affecting any Borrower’s liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (i) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrower, including, without limitation, to increase or decrease the rate of interest thereon; (ii) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrower’s Obligations; (iii) apply any and all such Collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; (iv) deal with the other Borrower as Lender may elect; (v) in Lender’s sole discretion, settle, release on terms satisfactory to Lender, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrower’s Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrower as Lender, in its sole discretion, may determine, whether or not such Indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrower upon any of its Indebtedness or obligations to Lender as Lender, in its sole discretion, may determine, whether or not such Indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

13.3                           Waiver of Defenses. Upon an Event of Default by any Borrower in respect of any Obligations, Lender may, at its option and without notice to the Borrowers, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Lender to: (i) proceed against the other Borrower or any other person whomsoever; (ii) proceed against or exhaust any Collateral given to or held by Lender in connection with the Obligations; (iii) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (iv) pursue any other remedy in Lender’s power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrower and whether the other Borrower be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

13.4                           Exercise of Lender’s Rights. Each Borrower hereby authorizes and empowers Lender in its sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Lender may have available to it against the other Borrower.

13.5                           Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrower or by reason of the cessation from any cause whatsoever of the liability of the other Borrower or by reason of any act or omission of Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrower or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrower or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Lender of, and no omission of Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the other Borrowers or give to the other Borrowers any right of recourse against Lender. The Borrowers specifically agree that the failure of Lender: (i) to perfect any lien on or security interest in any property heretofore or hereafter given by Borrowers to secure payment of the Obligations, or to record or file any document relating thereto or (ii) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any other Borrower hereunder.

13.6                           Additional Indebtedness. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower’s financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrower’s character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrower on a continuing basis financial and other information pertaining to such Borrower’s business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrower and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Lender need not inquire into the powers of any of the Borrowers or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All obligations of Borrowers to Lender heretofore, now or hereafter created shall be deemed to have been granted at Borrowers’ special insistence and request and in consideration of and in reliance upon this Agreement.

13.7                           Notices, Demands, Etc. Except as expressly provided by this Agreement, Lender shall be under no obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all rights of setoff and counterclaim against Lender, all demands, presentments, protests, notices of protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.

13.8                           Revival. If any payments of money or transfers of property made to Lender by any Borrower should for any reason subsequently be declared to be, or in Lender’s counsel’s good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called “voidable transfers”) under the Bankruptcy Code or any other federal or state law and Lender is required to repay or restore, or in Lender’s counsel’s opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys’ fees) of Lender related thereto, each other Borrower’s liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Lender.

13.9                           Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Section 13 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

IN WITNESS WHEREOF, Lender and each Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER		BORROWERS

CONGRESS FINANCIAL CORPORATION		MATRIX INTERNATIONAL
(WESTERN),		LOGISTICS, INC.,
a California corporation		a Delaware corporation

By:	/s/ GARY WHITAKER	By:	/s/ JANET HELVEY
Name:	Gary Whitaker	Name:	Janet Helvey
Title:	Vice President	Title:	Vice President

Address		Chief Executive Office

251 South Lake Avenue, Suite 900		205 South Whiting Street
Pasadena, California 91101		Alexandria, Virginia 22304

GEOLOGISTICS AMERICAS INC.,
a Delaware corporation

		By:	/s/ JANET HELVEY
		Name:	Janet Helvey
		Title:	Vice President

Chief Executive Office

1251 East Dyer Road, Suite 250
Santa Ana, California 92705

AIR FREIGHT CONSOLIDATORS
INTERNATIONAL, INC.,
a New York corporation

		By:	/s/ JANET HELVEY
		Name:	Janet Helvey
		Title:	Vice President

Chief Executive Office

1251 East Dyer Road, Suite 250
Santa Ana, California 92705

LEP FAIRS INC.,
a Georgia corporation

By:	/s/ JANET HELVEY
Name:	Janet Helvey
Title:	Vice President

Chief Executive Office

1251 East Dyer Road, Suite 250
Santa Ana, California 92705